Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES ANNOUNCES $24.7 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

        Chicago, Illinois, October 14, 2003—Midway Games Inc. (NYSE:MWY) today announced that it entered into definitive purchase agreements with certain new and existing institutional and other accredited investors for the private placement of 9,317,886 shares of its common stock resulting in gross proceeds to Midway of $24.7 million. The net proceeds to the Company after payment of transaction expenses will be approximately $23.5 million. The net proceeds will be used for the creation and development of videogames, for working capital to finance inventory and receivables and for general corporate purposes. Banc of America Securities LLC served as the placement agent for this transaction.

        In connection with the private placement of common stock, the Company also announced today that the holders of its outstanding shares of Series C Convertible Preferred Stock issued in May 2003 have agreed to exchange all outstanding Series C shares for shares of newly issued Series D Convertible Preferred Stock. The Series D shares will be substantially identical to the Series C shares except that the conversion price of the Series D shares will be $3.65. In addition, Series D holders will exchange the right to purchase an additional 1,250 shares of Series C shares into the right to purchase an additional 1,250 Series D shares convertible into shares of common stock at $4.00 per share. Furthermore, the holders of the Series C shares have agreed to exchange all outstanding warrants to purchase shares of common stock issued in the May 2003 transaction for an identical number of warrants to purchase shares of common stock with an exercise price of $3.75 per share.

        The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days for purposes of registering the resale of all of the common stock issued in the private placement. The Company will also file a registration statement on Form S-3 with the SEC for purposes of registering the resale of all of the common stock issuable upon conversion of or paid as dividends on the Series D shares, and all of the common stock issuable upon the exercise of related warrants. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Midway Games Inc. securities under the resale registration statement will be made only by means of a prospectus.

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Midway Games Inc., 10/14/03

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway video games are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy®Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in the other more recent filings made by the Company with the Securities and Exchange Commission.

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